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                                                                  EXECUTION COPY






                                                                      EXHIBIT 10









                            STOCK PURCHASE AGREEMENT

                           DATED AS OF OCTOBER 2, 2000

                                 BY AND BETWEEN

                             NEENAH FOUNDRY COMPANY
                                   (AS SELLER)

                                       AND

                        SIMPSON TECHNOLOGIES CORPORATION
                                   (AS BUYER)



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                                TABLE OF CONTENTS


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                                    ARTICLE I
                                   DEFINITIONS

Section 1.1  General...............................................................1
Section 1.2  Definitions...........................................................1
Section 1.3  Interpretation........................................................8
Section 1.4  Accounting Conventions................................................8


                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

Section 2.1  Sale and Purchase of Shares...........................................8
Section 2.2  Payment of the Purchase Price.........................................9


                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Section 3.1  Corporate Status; Authority of Seller; Enforceability................11
Section 3.2  Accounts Receivable..................................................11
Section 3.3  Inventories..........................................................11
Section 3.4  Trade Names, Trademarks and Copyrights...............................12
Section 3.5  Patent Rights........................................................12
Section 3.6  Contracts............................................................13
Section 3.7  Compliance with Laws.................................................13
Section 3.8  Litigation...........................................................13
Section 3.9  Personnel Identification and Compensation............................13
Section 3.10  Existing Employment Contracts.......................................13
Section 3.11  Capitalization; Subsidiaries........................................14
Section 3.12  Title to Purchased Shares...........................................14
Section 3.13  Environmental.......................................................14
Section 3.14  Certain Transactions................................................15
Section 3.15  Employee Benefit Matters............................................15
Section 3.16  Tax Matters.........................................................16
Section 3.17  Title to Assets.....................................................18
Section 3.18  Real Property.......................................................18
Section 3.19  Intentionally Omitted...............................................19
Section 3.20  Consents............................................................19
Section 3.21  Licenses and Permits................................................19
Section 3.22  Occupational Safety and Health......................................19
Section 3.23  Insurance...........................................................19
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Section 3.24  Financial Statements................................................20
Section 3.25  Intentionally Omitted...............................................20
Section 3.26  Conduct of Business Since Interim Balance Sheet Date................20
Section 3.27  Brokers Fees........................................................21
Section 3.28  Banking Arrangements................................................21
Section 3.29  Powers of Attorney..................................................21
Section 3.30  NO ADDITIONAL REPRESENTATIONS.......................................21


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

Section 4.1  Corporate Status.....................................................21
Section 4.2  Due Authorization....................................................21
Section 4.3  Authority of Purchaser...............................................22
Section 4.4  Enforceability.......................................................22
Section 4.5  Consents.............................................................22
Section 4.6  Broker's Fees........................................................22
Section 4.7  Phase I Environmental Report.........................................22


                                    ARTICLE V
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

Section 5.1  Obligations to be Satisfied on or prior to Closing Date..............22
Section 5.2  Procedure for Failure to Satisfy Conditions..........................24


                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

Section 6.1  Obligations to be Satisfied on or prior to Closing Date..............24
Section 6.2  Procedure for Failure to Satisfy Conditions..........................25


                                   ARTICLE VII
                                     CLOSING

Section 7.1  Time and Place.......................................................25
Section 7.2  Closing Transactions.................................................25
Section 7.3  Deliveries by Seller to Purchaser....................................25
Section 7.4  Deliveries by Purchaser to Seller....................................26
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                                  ARTICLE VIII
                                OTHER AGREEMENTS

Section 8.1  Further Assurance....................................................27
Section 8.2  Confidentiality......................................................27
Section 8.3  Employment Matters...................................................28
Section 8.4  Employee Benefits....................................................28
Section 8.5  Indemnification for Employment Matters...............................29
Section 8.6  Section 338 Elections................................................29
Section 8.7  Tax Matters..........................................................30
Section 8.8  Non-Compete..........................................................32


                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1  Indemnification by Seller............................................33
Section 9.2  Indemnification by Purchaser.........................................34
Section 9.3  Procedure for Indemnification........................................34
Section 9.4  Limitations on Indemnity.............................................36
Section 9.5  Payment..............................................................37
Section 9.6  Adjustments to Purchase Price........................................37


                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

Section 10.1  Public Announcements................................................37
Section 10.2  Post-Closing Deliveries.............................................38
Section 10.3  Notices.............................................................38
Section 10.4  Assignment..........................................................39
Section 10.5  Benefit of the Agreement............................................39
Section 10.6  Exhibits and Schedules..............................................39
Section 10.7  Headings............................................................39
Section 10.8  Entire Agreement....................................................40
Section 10.9  Modifications and Waivers...........................................40
Section 10.10  Counterparts.......................................................40
Section 10.11  Severability.......................................................40
Section 10.12  GOVERNING LAW......................................................40
Section 10.13  Expenses...........................................................40
Section 10.14  Arbitration........................................................41
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EXHIBITS

         Exhibit 7.3(h)             Form of Withholding Certificate


SCHEDULES

         Schedule 1.2               Description of Assets
         Schedule 3.2               Accounts Receivable from Affiliates
         Schedule 3.8               Litigation
         Schedule 3.9               Personnel Identification and Compensation
         Schedule 3.10              Existing Employment Contracts
         Schedule 3.11(b)           Treasury Shares
         Schedule 3.11(f)           Security Interest
         Schedule 3.13-A            Environmental Disclosures
         Schedule 3.13-B            Environmental Reports
         Schedule 3.14              Certain Transactions
         Schedule 3.15              Employee Benefit Matters
         Schedule 3.16              Taxes
         Schedule 3.17              Title to Assets
         Schedule 3.20              Consents
         Schedule 3.21              Licenses and Permits
         Schedule 3.23              Insurance
         Schedule 3.26              Interim Balance Sheet Date Conduct
         Schedule 3.28              Banking Arrangements
         Schedule 8.3(a)            Employment Matters


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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT is entered into as of October 2, 2000 by and between SIMPSON TECHNOLOGIES CORPORATION, a Delaware corporation ("Purchaser"), and NEENAH FOUNDRY COMPANY, a Wisconsin corporation ("Seller").

                                    RECITALS

         A. Seller owns all of the issued and outstanding shares of capital stock of Hartley Controls Corporation, a Wisconsin corporation (the "Company"), consisting of 100 shares of common stock, par value $100 per share (the "Shares").

         B. The Company owns and operates a business under the tradename "Hartley Controls" which designs, manufactures, sells and services foundry sand preparation equipment, sand control equipment, foundry core room gas generation equipment, foundry core room odor scrubbing equipment and parts related thereto (the "Business").

         C. Purchaser desires to purchase the Shares from Seller and Seller desires to sell and transfer the Shares to Purchaser, all subject to the terms and conditions set forth below.

         NOW, THEREFORE, in consideration of the foregoing Recitals and the representations, warranties, agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser and Seller hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 General.

         Each term defined in the first paragraph of this Agreement and in the Recitals shall have the meaning set forth above whenever used herein, unless otherwise expressly provided or unless the context clearly requires otherwise.

         Section 1.2 Definitions.

         As used herein, the following terms shall have the meanings ascribed to them in this Section 1.2:

                  Accounts Receivable. All present and future rights to payment for goods sold or services rendered whether or not earned by performance, including all accounts and notes receivable owned or held by the Company.

                  Adjustment Report. As defined in Section 2.2(c)(iii).

                  Adverse Consequences. All allegations, charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, Orders, damages, dues, penalties, fines,

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costs, amounts paid in settlement, Liabilities, Taxes, interest, Liens, losses, expenses and fees, including all accounting, consultant and attorneys' fees and court costs, costs of expert witnesses and other expenses of litigation.

                  Affiliate. As set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934.

                  Agreement. This Stock Purchase Agreement, together with all Exhibits and Schedules referred to herein, as amended, modified or supplemented from time to time in accordance with the terms hereof.

                  Assumed Liabilities. Those Liabilities of the Company:

                  (a) included in the Final Net Worth Calculation, including the Company's trade payables and accrued expenses incurred in the Ordinary Course of Business (other than any payables owed to Seller or any officer, employee or Affiliate of any thereof); and

                  (b) under the Contracts, other than any such Liability to the extent arising from or otherwise attributable to any breach or default thereunder occurring on or prior to the Closing.

                  Assumption Agreement. As defined in Section 5.1(j).

                  Authority. Any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether foreign, federal, state or local.

                  Business. As defined in the Recitals hereto.

                  CERCLA. Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601, et seq.

                  Closing. The actual sale, transfer, conveyance, assignment and delivery of the certificates representing the Shares to Purchaser in exchange for the consideration payable to Seller on the Closing Date pursuant to this Agreement.

                  Closing Date. The day five (5) days following the date on which Purchaser and Seller mutually agree all closing conditions have been satisfied (or will be satisfied on the Closing Date) or waived or such other date as Purchaser and Seller may mutually agree in writing, in either case, upon which the Closing shall occur.

                  Code. Internal Revenue Code of 1986.

                  Company. As defined in the Recitals hereto.

                  Confidential Information. As defined in Section 8.2(a).

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                  Contracts. All contracts, charters, licenses, leases,
subleases, arrangements, commitments and other agreements of the Company, including all customer agreements, vendor agreements, purchase orders, installation and maintenance agreements, computer software licenses, hardware lease or rental agreements, contract claims and all other arrangements and understandings of the Company related to the Business, including those items which are listed on Schedule 1.2 under the heading "Contracts".

                  Environmental Claims. As defined in Section 3.13(d).

                  Environmental Law(s). Each and every Law, Order, Permit or similar requirement of each and every Authority and the common law, pertaining to (i) pollution, (ii) the protection of the environment, natural resources or wildlife, (iii) the protection of surface water or groundwater, or (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, Release, threatened Release, abatement, removal, remediation or handling of, or exposure to, petroleum or any "hazardous substance" as that term is used in CERCLA.

                  Equipment and Improvements. All machinery, equipment, improvements, facilities and structures, buildings, installations, fixtures, improvements, betterments and additions located on or within the Real Property, appliances, furniture, office furniture, fixtures, office supplies and office equipment, computers, computer terminals and printers, computer software, telephone systems, telecopiers and photocopiers, and other tangible personal property of every kind and description that are located upon or within the Real Property, which are owned or leased by the Company, or are utilized primarily in connection with the Business, including the items listed on Schedule 1.2 under the heading "Equipment and Improvements".

                  ERISA. Employee Retirement Income Security Act of 1974.

                  Final Balance Sheet. As defined in Section 2.2(c)(v).

                  Final Net Worth Calculation. As defined in Section 2.2(c)(ii).

                  Financial Statements. The unaudited balance sheet and statements of income, retained earnings and cash flows of the Company as of and for each of the three years ended September 30, 1997, 1998 and 1999 and the Interim Financial Statements, copies of which have been delivered to Purchaser.

                  GAAP. Generally accepted accounting principles in the United States consistently applied.

                  Hazardous Substance. Any substance which is (i) defined as a hazardous substance, hazardous material, hazardous waste, pollutant or contaminant under any Environmental Law, (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, or (iii) regulated pursuant to any Environmental Law.

                  Indemnified Party. As defined in Section 9.3.

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                  Indemnifying Party. As defined in Section 9.3.

                  Independent Auditors. As defined in Section 2.2(c)(iv).

                  Intangibles. All patents, trade names, trademarks, service marks, copyrights, trade secrets, registrations and applications for any thereof, and all technical know-how and other intellectual property rights or intangibles used by the Company in the operation of the Business, including those patent, trademark and copyright registrations and applications for registration listed on Schedule 1.2 under the headings "Patents" and "Intangibles", and all goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringement thereof and rights to protection of interests therein under all applicable Laws.

                  Interim Balance Sheet. The balance sheet included in the Interim Financial Statements.

                  Interim Balance Sheet Date. July 31, 2000.

                  Interim Financial Statements. The unaudited balance sheet and statements of income, retained earnings and cash flows of the Company as of and for the twelve-month period ended on the Interim Balance Sheet Date.

                  Inventories. All of the Company's inventory, consumable supplies, spare parts, repair materials and work-in-process and any and all other inventories of the Company, an approximate summary of such inventories currently on hand is set forth on Schedule 1.2 under the heading "Inventories", plus any replacements for or additions to such inventories acquired on or before the Closing Date, and minus any items of inventory sold or consumed by the Company in the Ordinary Course of Business on or before the Closing Date.

                  IRS. Internal Revenue Service.

                  Knowledge. Actual knowledge of Gary LaChey, William Barrett, Phillip Zehner, William Martin and Rodney Ott.

                  Law. Any law, statute, regulation, rule, ordinance, requirement, announcement or other binding action or requirement of an Authority.

                  Liabilities. Any obligation or liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

                  Lien. Any lien (statutory or otherwise), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or security agreement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, capitalized lease or other title retention agreement).

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                  Material Adverse Effect. Any material adverse effect on (i)
the business condition or results of operations of the Company or (ii) the ability of Seller to consummate the transactions contemplated hereby.

                  Net Worth. The sum of (a) the Company's total assets (other than Retained Assets) minus (b) the Company's total liabilities (other than any Retained Liabilities) including accrued vacation, in each case, as determined in accordance with GAAP.

                  Order. Any decree, order, judgment, writ, award, injunction, stipulation or consent of or by an Authority.

                  Ordinary Course of Business. The ordinary course of business of the Company in accordance with past custom and practice (including with respect to quantity and frequency).

                  Permits. As defined in Section 3.21.

                  Permitted Liens. Collectively, (a) Liens released in connection with the Closing; (b) Liens for those real estate taxes, assessments and other governmental levies, fees or charges imposed with respect to the Real Property for the year 2000 and subsequent years that are not yet due and payable; (c) zoning, building codes and other land use laws regulating the use or occupancy of the Real Property or the activities conducted thereon; (d) easements, covenants, conditions, restrictions and other similar matters disclosed in the Title Policy; and (e) carrier's, warehousemen's, mechanics, materialmen's, repairmen's or other like Liens arising, in the case of each Lien described in clause (e), in the Ordinary Course of Business and securing obligations that are not yet due and payable.

                  Person. Any natural person, corporation, limited liability company, partnership, firm, joint venture, joint-stock company, trust, association, Authority, unincorporated entity or organization of any kind.

                  Plan. As defined in Section 3.15(a).

                  Preliminary Closing Balance Sheet. As defined in Section 2.2(c)(i).

                  Preliminary Net Worth Calculation. As defined in Section 2.2(c)(i).

                  Purchase Price. As defined in Section 2.2(a).

                  Purchaser Warranty Claim. As defined in Section 10.1(a).

                  RCRA. Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq.

                  Real Property. That certain parcel of land more fully described on Schedule 1.2 under the heading "Real Property", together with all estates, franchises, development rights, remainders, reversions, rents, issues, profits, liberties, homestead rights, reservations, privileges and appurtenances thereto and all plants, buildings, structures, installations, fixtures, fittings,


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improvements, betterments and additions situated thereon and together with all licenses, easements and rights-of-way used or useful in connection therewith.

                  Records. All books of account, ledgers, forms, records, documents, files, invoices, vendor or supplier lists, plans and other data which are necessary to or desirable for the ownership, use, maintenance or operation of the Business and which are owned or used by the Company, including all blueprints and specifications, all Tax, personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact reports, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all pricing and cost information, all sales records, all accounting and financial records, all sales and use tax returns, reports, files and records, asset history records and files, all data entry and accounting systems, all maintenance and repair records, all correspondence, notices, citations and all other documents received from, sent to or in the Company's possession in connection with any Authorities (including foreign, federal, state, county or regional environmental protection, air or water quality control, occupational health and safety, land use, planning or zoning, and any alcohol, beverage or fire prevention Authorities), all plans, maps and surveys of the Real Property, and all plans and designs of buildings, structures, fixtures and equipment.

                  Reference Net Worth. $1,368,000.

                  Release. Any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other receptacles containing any Hazardous Substance).

                  Retained Assets. The following assets of the Company:

                  (a) income tax assets;

                  (b) all Accounts Receivable owing to the Company set forth on
Schedule 3.2; and

                  (c) any benefit, right or claim relating to any Liability or contract assumed by Seller pursuant to the Assumption Agreement.

                  Retained Liabilities. All Liabilities of the Company as of the Closing (other than the Assumed Liabilities), including the following:

                  (a) any and all product liability claims arising before the Closing based on defective products or parts which were designed, manufactured, distributed, serviced or sold by the Company;

                  (b) any liability or obligation of the Company with respect to any employee benefit or incentive plan, agreement or arrangements (other than any such plan, agreement or arrangement adopted after the Closing), including any pension, life insurance, profit sharing, bonus, incentive, deferred compensation, stock purchase, stock option, group insurance, vacation



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pay, severance pay or retirement plan, agreement or post-retirement obligations and all obligations of the Company that are to be assumed by Seller in accordance with Sections 8.3 and 8.4;

                  (c) any liability of the Company for any federal, state, local or foreign income, or other taxes relating to the Business for any periods ending prior to or on the Closing Date, other than payroll, sales or similar taxes, if any, included in the Final Net Worth Calculation;

                  (d) the fees, costs and expenses of any Person acting on behalf of, or representing the Company or Seller as broker, finder, investment banker, financial advisor, accountant, attorney or in any similar capacity;

                  (e) any debt, obligation or liability of the Company for money borrowed or of the Company to Seller, its shareholders, officers, employees, Affiliates or related parties;

                  (f) any liability or obligation for any federal, state, local or other transfer, sales or use taxes applicable to, imposed upon or arising out of the transfer to the Purchaser of the Shares, including any and all real estate transfer taxes or documentary stamp taxes due on or on account of any deemed transfer of the Real Property and any income taxes (including recapture items) arising out of the transfer to the Purchaser of the Shares; and

                  (g) the Company's obligations under a Contract to the extent arising from or otherwise attributable to a breach or default thereunder occurring prior to the Closing.

                  Section 338(h)(10) Election. As defined in Section 8.6(a).

                  Seller Warranty Claim. As defined in Section 9.2(a).

                  Settlement Date. As defined in Section 2.2(c)(v).

                  Shares. As defined in the Recitals hereto.

                  Survey. A survey, certified by a registered land surveyor as of the date hereof, of the Real Property prepared in accordance with 1997 ALTA/ACSM standards, certified to such parties as may be reasonably required by Purchaser, and showing with respect to such real estate: (a) the legal description; (b) all buildings, structures and improvements thereon and all "setback" lines, restrictions of record and other restrictions that have been established by an applicable zoning or building code or ordinance and all easements or rights of way; (c) any encroachments upon such parcel or upon adjoining parcels by buildings, structures, improvements or easements; and (d) access to such parcel.

                  Taxes. As defined in Section 3.16(a).

                  Third-Party Notice. As defined in Section 9.3.

                  Title Company. A title insurance company reasonably acceptable to Purchaser.

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                  Title Policy. An owner's title insurance policy on ALTA 1992
Owner's Form insuring the fee simple title of the Company in the Real Property in an amount reasonably satisfactory to Purchaser, subject only to exceptions which are reasonably satisfactory to Purchaser, and shall include extended coverage, a non-imputation endorsement, an owner's comprehensive endorsement, a doing business endorsement, a tie-in endorsement, a same as survey endorsement, an access endorsement, a tax lot endorsement, a contiguity endorsement and such other endorsements or coverages deemed necessary or advisable in the reasonable judgment of Purchaser.

         Section 1.3 Interpretation.

         Unless otherwise expressly provided or unless the context requires otherwise, (a) all references in this Agreement to Articles, Sections, Schedules and Exhibits shall mean and refer to Articles, Sections, Schedules and Exhibits of this Agreement; (b) all references to statutes and related regulations shall include all amendments of the same and any successor or replacement statutes and regulations; (c) words using the singular or plural number also shall include the plural and singular number, respectively; (d) references to "hereof", "herein", "hereby" and similar terms shall refer to this entire Agreement (including the Schedules and Exhibits hereto); (e) references to any Person shall be deemed to mean and include the successors and permitted assigns of such Person (or, in the case of an Authority, Persons succeeding to the relevant functions of such Person); (f) masculine gender shall also include the feminine and neutral genders, and vice versa; and (g) the term "including" shall be deemed to mean "including, without limitation."

         Section 1.4 Accounting Conventions.

         Each accounting term used herein shall have the meaning that is applied thereto in accordance with GAAP and each account included in the Preliminary Closing Balance Sheet shall be calculated in accordance with GAAP and shall be consistent with the books and records of the Company; provided that all known arithmetic errors shall be taken into account in the calculation of each account set forth above, regardless of their materiality. With respect to the calculation of the levels of the accounts set forth above, no change in accounting principles shall be made from those utilized in preparing the Financial Statements, including with respect to the nature or classification of accounts, closing proceedings, levels of reserves or levels of accruals other than as a result of objective changes in the underlying business. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

                                   ARTICLE II
                           SALE AND PURCHASE OF SHARES

         Section 2.1 Sale and Purchase of Shares.

         Subject to the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and agreements made herein by Seller and Purchaser, Purchaser shall


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

purchase and accept from Seller, and Seller shall sell, transfer, convey, assign and deliver to Purchaser, on the Closing Date, the Shares. At the Closing, Seller shall deliver to Purchaser the certificates evidencing the Shares owned by Seller.

         Section 2.2 Payment of the Purchase Price.

         (a) The aggregate purchase price (the "Purchase Price") payable by Purchaser to Seller in consideration for the Shares shall be Five Million Five Hundred Thousand Dollars ($5,500,000), as adjusted, if at all, pursuant to
Section 2.2(c).

         (b) On the Closing Date, subject to adjustment pursuant to Section 2.2(c)(i) below, Purchaser shall pay $5,500,000 by wire transfer in immediately available federal funds to an account designated prior to the Closing Date by Seller to Purchaser.

         (c) (i) At least one (1) day prior to the Closing Date, Seller shall prepare and deliver to Purchaser (A) an estimated pro forma unaudited balance sheet of the Company as of the Closing Date (the "Preliminary Closing Balance Sheet") and (B) a calculation of Net Worth determined from the Preliminary Closing Balance Sheet (the "Preliminary Net Worth Calculation"). The Preliminary Closing Balance Sheet and the Preliminary Net Worth Calculation shall be prepared in a manner consistent with the application of the accounting principles applied in the preparation of the Interim Balance Sheet. The amounts to be paid by Purchaser to Seller pursuant to Section 2.2(b) shall be (I) increased by the lesser of (1) the excess, if any, of the Preliminary Net Worth Calculation over the Reference Net Worth, and (2) $100,000 or (II) decreased by the lesser of (1) the excess, if any, of the Reference Net Worth over the Preliminary Net Worth Calculation and (2) $100,000, as applicable.

                  (ii) Purchaser shall prepare and deliver to Seller within thirty (30) business days after the Closing Date (A) an unaudited balance sheet of the Company as of the Closing Date (the "Final Balance Sheet") and (B) a calculation of Net Worth determined from the Final Balance Sheet (the "Final Net Worth Calculation"). The Final Balance Sheet and the Final Net Worth Calculation shall be prepared in a manner consistent with the application of the accounting principles applied in the preparation of the Interim Balance Sheet.

                  (iii) Within fifteen (15) business days after the Final Balance Sheet and the Final Net Worth Calculation are delivered to Seller pursuant to Section 2.2(c)(ii), Seller shall deliver to Purchaser either (A) a written acknowledgment accepting the Final Balance Sheet and the Final Net Worth Calculation or (B) a written notice setting forth in reasonable detail any proposed adjustments to the Final Balance Sheet or the Final Net Worth Calculation (the "Adjustment Report"). If Seller fails to deliver such acknowledgment or notice to Purchaser within such 15-day period, Seller shall be deemed to have accepted and agreed to the Final Balance Sheet and the Final Net Worth Calculation as delivered pursuant to Section 2.2(c)(ii).

                  (iv) In the event that Seller and Purchaser fail to agree on any of Seller's proposed adjustments set forth in the Adjustment Report within fifteen (15) business days after Purchaser receives the Adjustment Report, Seller and Purchaser agree that a mutually acceptable accounting firm of nationally recognized standing (the "Independent Auditors") shall, within the 15-day period immediately following such 15-day period, make the final determination of the


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Final Net Worth Calculation in accordance with the terms of this Agreement.
Purchaser and Seller each shall provide the Independent Auditors with their respective determinations of the Final Net Worth Calculation. The Independent Auditors shall make an independent determination of the Final Net Worth Calculation that shall be within the range proposed by Purchaser and Seller. The decision of the Independent Auditors shall be final and binding on Seller and Purchaser. The fees, costs and expenses of the Independent Auditors shall be shared equally by Seller and Purchaser.

                  (v) The term "Final Balance Sheet" as that term has been hereinbefore, and will be hereinafter, used shall mean the Final Balance Sheet delivered pursuant to Section 2.2(c)(ii) as adjusted, if at all, pursuant to Sections 2.2(c)(iii) and (iv). The date on which the Final Balance Sheet is finally determined pursuant to this Section 2.2(c) shall hereinafter be referred to as the "Settlement Date".

                  (vi) No later than ten (10) business days after the Settlement Date, (A) Purchaser shall pay to Seller an amount equal to the excess, if any, of the Final Net Worth Calculation over the Preliminary Net Worth Calculation or
(B) Seller shall pay to Purchaser an amount equal to the excess, if any, of the Preliminary Net Worth Calculation over the Final Net Worth Calculation.

                  (vii) Any payment required pursuant to Section 2.2(c)(vi) shall be by certified or cashier's check, or at the option of the recipient, by the wire transfer of immediately available federal funds for credit to the recipient at a bank account designated by such recipient in writing.

                  (viii) Notwithstanding anything herein to the contrary, in no event will the Purchase Price be increased to be more than $5,600,000 or decreased to be less than $5,400,000, pursuant to this Section 2.2(c).

                  (ix) Notwithstanding anything to the contrary in this Section 2.2(c), if the amount of "Deferred Billings" included in the Final Net Worth Calculation exceeds the sum of (i) cash of the Company included in the Final Balance Sheet, (ii) Accounts Receivable of the Company included in the Final Balance Sheet, but only to the extent attributable to such "Deferred Billings",
(iii) the amount of Inventory of the Company included in the Final Balance Sheet, but only to the extent attributable to such "Deferred Billings" and (iv) $25,000, then Seller shall pay the amount of such excess to Purchaser in cash by no later than ten (10) business days following the Settlement Date. Notwithstanding Section 2.2(c)(i) or Section 2.2(c)(viii), the amount, if any, owed to Purchaser from Seller pursuant to this Section 2.2(c)(ix) shall not be included in the cap to the Purchase Price adjustment as set forth in this
Section 2.2.

                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Purchaser contained herein, Seller represents and warrants to Purchaser as follows:

         Section 3.1 Corporate Status; Authority of Seller; Enforceability.

         (a) The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin and is duly qualified and in good standing in each other jurisdiction where the failure to so qualify would reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority necessary to own, lease, operate or otherwise hold its properties and assets and to carry on its business as presently conducted.

         (b) Seller is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Seller has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Seller nor the performance by Seller of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any (i) material contract or agreement to which Seller is a party or is bound, (ii) its articles of incorporation or by-laws or (iii) any applicable Law or Order to which Seller is a party or by which Seller is bound. This Agreement has been duly executed and delivered by Seller and is binding upon, and enforceable against, Seller in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by general principles of equity (whether in a proceeding at law or in equity). The execution and delivery by Seller of this Agreement, and the performance by Seller of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Seller.

         (c) Neither the execution or delivery of this Agreement by Seller nor the performance by Seller of its obligations under this Agreement will (assuming the receipt of all consents described in Schedule 3.20), conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any (i) Contract or Permit to which the Company is a party or is bound, (ii) the articles of incorporation or by-laws of the Company or (iii) any applicable Law or Order by which the Company is bound.

         Section 3.2 Accounts Receivable.

         Except as reserved against on the Interim Financial Statements, the Accounts Receivable reflected on such balance sheet: (a) were acquired by the Company in the Ordinary Course of Business; (b) are, to Seller's Knowledge, not subject to any material claim, counterclaim, set-off or deduction; and (c) are owned by the Company free and clear of all Liens against the Company (other than Liens which will be released on or before the Closing Date). Schedule 3.2 sets forth all Accounts Receivable due from any Affiliate of the Company.

         Section 3.3 Inventories.

         The Inventories included in the Final Balance Sheet consist of items of a quality and quantity useable or saleable in the Ordinary Course of Business. All items included in the Inventories included in the Final Balance Sheet are the property of the Company; for each of these sales either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the books of the Company. Except as disclosed on Schedule 3.17, no items included in the Inventories have been pledged as collateral, or are held by the Company on consignment from third parties. The Company's inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years.

         Section 3.4 Trade Names, Trademarks and Copyrights.

         Schedule 1.2 under the heading "Intangibles", contains a true and complete list of all trademark, service mark and copyright registrations and applications and trade names owned by the Company, or in which the Company has any rights or licenses, including all website locations and URL addresses on the Internet. To Seller's Knowledge, there is no infringement or alleged infringement by any Person of any such trademark, service mark, trade name or copyright. To Seller's Knowledge, the Company has not, within the past five (5) years, infringed, nor is now infringing on any trademark, service mark, trade name or copyright belonging to any other Person. The Company is not a party to any license, agreement or arrangement, whether as licensor, licensee, franchisor, franchisee or otherwise, with respect to any trademarks, service marks, trade names or any copyrights or any applications therefor other than licenses of computer software. The Company owns or holds adequate licenses or other rights to use all material trademarks, service marks, trade names and copyrights used by it in the operation of the Business, including those listed on Schedule 1.2 under the heading "Intangibles". The Company owns or holds adequate licenses or other rights to use any and all software used or necessary in the operation of the Business as currently conducted, free and clear of any adverse claim of any employee of the Company, or to Seller's Knowledge, any other Person.

         Section 3.5 Patent Rights.

         (a) Schedule 1.2 under the heading "Patents" sets forth a true and complete list of all patents, and patent applications owned by the Company or to which the Company has any rights or licenses or sublicenses. All patent registrations listed in Schedule 1.2 under the heading "Patents" are in good standing, subsisting and have not been adjudicated to be invalid or unenforceable. Except as set forth in Schedule 1.2 under the heading "Patents", no licenses, sublicenses, covenants or agreements have been granted or entered into by or on behalf of the Company in respect of any such patents or any applications therefor.

         (b) To Seller's Knowledge, there is not now and has not been during the past five (5) years any infringement, misuse or misappropriation by the Company of any valid patent which relates to the Business and which is owned by any third party. There is not now any existing or, to Seller's Knowledge, threatened claim against the Company for infringement, misuse or misappropriation of any such patent used in connection with the Business.

         (c) There is no pending or threatened claim by or on behalf of the Company against others for infringement, misuse or misappropriation of any patent.

         (d) The Company owns all right, title and interest in and to any and all "Patents" listed in Schedule 1.2 under the heading "Patents", free and clear of any adverse claim of any employee of the Company or, to Seller's Knowledge, any other Person.

         Section 3.6 Contracts.

         Schedule 1.2 under the heading "Contracts", contains a complete list of all Contracts to which the Company is party or by which the Company is currently bound (other than Contracts that (a) involve the payment by (or to) the Company of less than $10,000 or (b) are terminable by the Company without penalty or payment upon not more than thirty (30) days notice to the other party thereto) and true and complete copies of such written Contracts have been provided to Purchaser. The Company is not a party to any Contract not entered into in the Ordinary Course of Business. To Seller's Knowledge, all Contracts are valid and binding upon the parties thereto except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally. To Seller's Knowledge, there is no default or event that with notice or lapse of time, or both, would constitute a default by any party to any of the Contracts. The Company has not received notice that any party to any of the Contracts intends to cancel or terminate any of such agreements or to exercise or not exercise any options under any of such agreements.

         Section 3.7 Compliance with Laws.

         During the past five (5) years, the Company has complied with all, and is not in violation of any, applicable Laws or Orders affecting its properties or the Business.

         Section 3.8 Litigation.

         Schedule 3.8 sets forth a brief description of all suits, actions, arbitrations, and legal, administrative and other proceedings and governmental investigations pending or, to Seller's Knowledge, threatened against or affecting the Company, the Business, the Real Property or any other material assets of the Company. Except for the actions set forth on Schedule 3.8, the Company is not presently engaged in any legal action to recover moneys due to it or damages sustained by it. None of the matters set forth on Schedule 3.8, if decided adversely to the Company, would reasonably be expected to have a Material Adverse Effect.

         Section 3.9 Personnel Identification and Compensation.

         Schedule 3.9 contains a true and complete list of the names and titles of all current officers, directors, employees, agents and representatives of the Company. Seller has previously delivered to Purchaser a true and complete schedule stating the rates of compensation payable (or paid, as the case may be) to each such person.

         Section 3.10 Existing Employment Contracts.

         The Company has no employment contracts, collective bargaining agreements or similar arrangements except those described on Schedule 3.10. All such contracts and arrangements are in full force and effect, and neither the Company, nor, to Seller's Knowledge, any other Person is in default under any such contract or arrangement. There is no pending or, to Seller's Knowledge, threatened labor dispute, strike or work stoppage affecting the Business.

         Section 3.11 Capitalization; Subsidiaries.

         (a) The total number of shares of capital stock and the par value thereof which the Company is authorized to issue and the number of such shares which are issued and outstanding are as follows:

                                                                                        Issued and
                        Class                            Authorized Shares          Outstanding Shares
                        -----                            -----------------          ------------------
             Common Stock, $100 par value                      1,000                       100

         (b) Except as described on Schedule 3.11(b), no shares of the Company's capital stock are held as treasury stock.

         (c) There are no outstanding rights, options, warrants, subscriptions, calls, puts, convertible securities, phantom stock plans or other agreements of any character or nature under which the Company is or may become obligated to issue, redeem or repurchase any of its securities and there are no outstanding preemptive rights, rights of first refusal or similar rights to subscribe for or acquire any securities of the Company.

         (d) The Shares have been duly and validly issued and are fully paid and nonassessable and are not subject to any preemptive rights; and there are no voting trust agreements or other contracts restricting voting or dividend rights or transferability with respect to the outstanding shares of capital stock of the Company.

         (e) The Company has not violated any Law in connection with the offer for sale or sale and issuance of its outstanding shares of capital stock or any other securities.

         (f) The Company does not own any securities or any other direct or indirect interest in any other Person, other than as described on Schedule 3.11(f).

         Section 3.12 Title to Purchased Shares.

         Seller is the record and beneficial owner of all of the issued and outstanding shares of capital stock of the Company free and clear of all Liens (other than Permitted Liens of the type described in clause (a) of the definition thereof). The Shares constitute all of the issued and outstanding shares of capital stock of the Company.

         Section 3.13 Environmental.

         Except as disclosed in Schedule 3.13-A: (a) The Company has been, since September 1, 1995, and is in compliance with all applicable Environmental Laws and has not received written notice of any violation of or liability arising under applicable Environmental Laws or of any administrative or judicial proceeding pursuant to any Environmental Laws.

         (b) Except as set forth in Schedule 3.13-A, there is no litigation (including any civil or criminal judicial or administrative action or proceeding brought by any Authority or private party) nor any demand, claim, hearing or notice of violation pending or, to the Seller's Knowledge, threatened against the Company under any Environmental Laws.

         (c) Except as set forth in Schedule 3.13-A, (i) there has been no release, spill or discharge of a Hazardous Substance on, in, under or from the Real Property in an amount or condition which requires investigative or remedial action under Environmental Laws; and (ii) to the Seller's Knowledge, there has been no release, spill or discharge anywhere of a Hazardous Substance generated at the Real Property in an amount or condition which requires investigative or remedial action under Environmental Laws.

         (d) The Company has not received written notice from any Authority or private party of any claim that it is or may be liable for the Release of a Hazardous Substance.

         (e) Except as set forth on Schedule 3.13-A, (i) there are no aboveground or underground storage tanks currently or formerly located on the Real Property and used or formerly used for the purpose of storing any Hazardous Substance, (ii) since September 1, 1995 no asbestos abatement or remediation work has been performed on the Real Property and (iii) to the Seller's Knowledge, there is no PCB-containing equipment or PCB-containing material located on the Real Property.

         (f) The Real Property and, to Seller's Knowledge, any real property formerly owned, operated, leased, or used by the Company or any real property to which Hazardous Substances generated by or related to the Business or the Company came to be located: (i) is not listed on or nominated for listing on the National Priority List promulgated by the United States Environmental Protection Agency pursuant to CERCLA or any analogous remedial priority list promulgated or published pursuant to any comparable state law; and (ii) to Seller's Knowledge, no such restrictions or Liens are imminent or pending.

         (g) Schedule 3.13-B contains a correct and complete list of all Phase I, Phase II, compliance audit, remedial investigation or cleanup reports or similar reports prepared by or on behalf of Seller or in Seller's possession or control relating to environmental matters of the Business or the Real Property.

         Section 3.14 Certain Transactions.

         Except as set forth on Schedule 3.14, neither any shareholder, officer, director or employee of the Company, nor any Affiliate, spouse, child or other relative of any of such Persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to the Company.

         Section 3.15 Employee Benefit Matters.

         (a) Schedule 3.15 contains a true and complete list of each pension, retirement, profit sharing, savings, stock option, restricted stock, severance, termination, bonus, fringe benefit, insurance, supplemental benefit, medical, education reimbursement or other employee benefit plan, program, agreement or arrangement, including each "employee benefit plan" as defined in

Section 3(3) of ERISA, sponsored or maintained by the Company, or with respect to which the Company makes contributions (each a "Plan").

         (b) The Company does not have any liability, contingent or otherwise, with respect to a plan termination under Title IV of ERISA, a funding deficiency under Section 412 of the Code or Section 302 of ERISA or a withdrawal from a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

         Section 3.16 Tax Matters.

         (a) The term "Taxes" means all net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, assessments or other governmental charges of any kind whatsoever, together with any interest, fines and any penalties, additions to tax or additional amounts incurred or accrued under applicable federal, state, local or foreign tax law or assessed, charged or imposed by any Authority, provided that any interest, penalties, additions to tax or additional amounts that relate to Taxes for any taxable period (including any portion of any taxable period ending on or before the Closing Date) shall be deemed to be Taxes for such period, regardless of when such items are incurred, accrued, assessed or charged. For the purposes of this Section 3.16 and Section 9.1, the Company shall be deemed to include any predecessor to the Company and any subsidiary of the Company.

         (b) The Company has duly and timely filed (and prior to the Closing Date will duly and timely file) Tax returns, reports or estimates that are true, correct and complete in all material respects, all prepared in accordance with applicable Laws, for all years and periods (and portions thereof), for all jurisdictions (whether federal, state, local or foreign) in which any such returns, reports or estimates are required to be filed by any applicable Law on or prior to the Closing Date. Except as set forth on Schedule 3.16, all Taxes shown as due and payable on such returns, reports and estimates have been paid (or will be paid prior to the Closing), and there is no current liability for any Taxes due and payable in connection with any such returns. All taxes not yet due and payable have been fully accrued on the books of the Company and adequate reserves have been established therefor. There are no unpaid assessments for additional taxes for any period and there is no basis therefor. Any charges, accruals and reserves for Taxes provided for on the Financial Statements and the Interim Financial Statements are adequate in accordance with past custom and practice of the Company in filing its Tax returns. There are no existing liens for Taxes upon any of the Company's assets other than Taxes not yet delinquent. Seller has provided to Purchaser copies of all separate federal, state and foreign tax returns filed by the Company for the past five (5) years.

         (c) The Company has (i) withheld all required amounts from its employees, agents, contractors and nonresidents and remitted such amounts to the proper Authorities; (ii) paid all employer contributions and premiums; and (iii) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, and social security and unemployment Taxes and premiums, all in compliance with the withholding provisions of the Code and other applicable Laws.

         (d) None of the Company's assets is tax exempt use property under Code
Section 168(h). None of the Company's assets is property that the Company is required to treat as being owned by any other Person pursuant to the safe harbor lease provision of former Code Section 168(f)(8).

         (e) No portion of the cost of any of the Company's assets was financed directly or indirectly from the proceeds of any tax exempt state or local government obligation described in Code Section 103(a).

         (f) Except as disclosed in Schedule 3.16, the Company has no (and has not previously had any) permanent establishment in any foreign country and the Company does not engage (and has not previously engaged) in a trade or business within the meaning of the Code relating to the creation of a permanent establishment in any foreign country.

         (g) Neither Seller nor the Company is a foreign person within the meaning of Code Section 1445.

         (h) Except for a group that includes Seller, the Company has not, within twenty (20) years preceding the Closing, been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes.

         (i) Except as disclosed in Schedule 3.16, the Company is not a party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal income Tax purposes.

         (j) Except as set forth on Schedule 3.16, the federal income Tax returns of the Company have been examined by the IRS through March 31, 1996, and have otherwise been closed by the applicable statute of limitations, for all periods through September 30, 1996; the state Tax returns of the Company have been examined by the relevant agencies through March 31, 1995 and such returns have otherwise been closed by the applicable statute of limitations for all periods through September 30, 1996; and no deficiencies or reassessments for any Taxes have been proposed, asserted or assessed against the Company by any federal, state, local or foreign taxing authority.

         (k) Except as set forth on Schedule 3.16, the Company has not executed or filed with any taxing authority (whether federal, state, local or foreign) any agreement or other document extending or have the effect of extending the period for assessment, reassessment or collection of any Taxes, and no power of attorney granted by the Company with respect to any Taxes that will survive the Closing.

         (l) Except as disclosed in Schedule 3.16, no federal, state, local or foreign Tax audits or other administrative proceedings, discussions or court proceedings are presently pending with regard to any Taxes or Tax returns of the Company and no additional issues are being asserted against the Company in connection with any existing audits of the Company.

         (m) The Company has not entered into any agreement relating to Taxes which affects any taxable year ending after the Closing Date.

         (n) The Company has not agreed to and it is not required to make any adjustment by reason of a change in accounting methods that affects any taxable year ending after the Closing Date. Neither the IRS nor any other agency has proposed any such adjustment or change in accounting methods that affects any taxable year ending after the Closing Date. The Company has no application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations and that affects any taxable year ending after the Closing Date.

         (o) Except as disclosed in Schedule 3.16, the Company is not and never has been a party to any Tax sharing agreement or similar arrangement for the sharing of Tax liabilities or benefits.

         (p) The Company has not consented to the application of Code Section 341(f).

         (q) There is no Contract covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment by the Company of any amount that would not be deductible by reason of Code
Section 280G.

         (r) In the past five years, the Company has not been a party to a transaction reported as a reorganization within the meaning of Code Section 368, distributed a corporation in a transaction reported as qualifying under Code
Section 355 or been distributed in a transaction reported as qualifying under Code Section 355.

         Section 3.17 Title to Assets.

         Except as otherwise disclosed on Schedule 3.17, the Company (i) has good and marketable title to, all of its assets, free and clear of all Liens other than Permitted Liens and (ii) owns or otherwise has an enforceable right under a Contract to use all of the assets and rights used in or necessary to the operation of the Business in the Ordinary Course of Business as of the date hereof.

         Section 3.18 Real Property.

         (a) Other than its fee simple interest in the Real Property, the Company has no title to or interest (including leasehold interest) in any real property, including any easements in gross, usufructs, licenses or other real property interests. No amounts due and payable with respect to the Real Property, including real estate taxes and assessments, are delinquent and there exists no lien for real estate taxes or assessments against the Real Property, other than a lien for real estate taxes not yet due and payable.

         (b) To Seller's Knowledge, the zoning of the parcel of Real Property permits the presently existing improvements and the continuation of the business presently being conducted on such parcel. There is no pending or, to Seller's Knowledge, contemplated rezoning of any Real Property. To Seller's Knowledge, all the Real Property is in compliance with applicable state law and local subdivision ordinances, and no final subdivision or parcel map is required in connection with the transfer of the Real Property to Purchaser.

         (c) There are no outstanding, defaulted or unsatisfied contracts (including developer agreements) or understandings which have been made to, with or for the benefit of any utility companies, school districts, water districts, improvement districts or other Authorities which could reasonably be expected to impose any obligation, liability or condition on the Company, to grant any easements or to make any payments, contributions or dedications of money or land or to construct, install or maintain or to contribute to the construction, installation or maintenance of any improvements of a public or private nature, whether on or off the Real Property.

         (d) There are no presently pending or, to Seller's Knowledge, threatened, proceedings to (i) condemn, take or demolish the Real Property or any part thereof, (ii) declare the Real Property or any part of it a nuisance or
(iii) exercise the power of eminent domain or a similar power with respect to all or any part of the Real Property.

         Section 3.19 Intentionally Omitted.

         Section 3.20 Consents.

         Except as otherwise disclosed on Schedule 3.20, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Seller or the Company in connection with the execution and delivery of this Agreement or the performance by Seller of its obligations hereunder; provided, that Seller makes no representation as to any requirement under federal or state antitrust laws.

         Section 3.21 Licenses and Permits.

         Schedule 3.21 lists all material qualifications, registrations, filings, privileges, franchises, immunities, licenses, permits, authorizations and approvals of Authorities which are used or required in order for the Company to own and operate the Business (collectively, "Permits"); and to Seller's Knowledge, each such Permit is in good standing, valid and subsisting, and in full force and effect in accordance with its terms.

         Section 3.22 Occupational Safety and Health.

         The Company has not received any notice, citation, claim, assessment or proposed assessment as to or alleging any violation of any federal, state or local occupational safety and health laws nor has the Company been subject to any investigation by any federal, state or local occupational safety and health agency within the three (3) years preceding the date hereof, and, to Seller's Knowledge, no such violation exists. The Company is not a party to any pending dispute with respect to compliance with any federal, state or local occupational safety and health law.

         Section 3.23 Insurance.

         (a) Schedule 3.23 sets forth a list and brief description of all insurance policies maintained by the Company, including workers' compensation, unemployment, life, medical, liability and casualty insurance.

         (b) The Company is not in default in any material respect with respect to any provision contained in any such insurance policy, nor has it failed to give any notice or present any claim thereunder in a due and timely fashion.

         Section 3.24 Financial Statements. The Financial Statements were prepared from and based on the books and Records of the Company in accordance with GAAP (except that the Interim Financial Statements do not include normal year-end adjustments or footnote disclosure) and present fairly the financial position and results of operations of the Company at the dates and for the periods indicated therein.

         Section 3.25 Intentionally Omitted.

         Section 3.26 Conduct of Business Since Interim Balance Sheet Date.

         Since the Interim Balance Sheet Date:

         (a) the Business has been conducted only in the Ordinary Course of Business;

         (b) except (i) as described on Schedule 3.26, (ii) for equipment, inventory and supplies purchased, sold or otherwise disposed of in the Ordinary Course of the Business, or (iii) dividends or distributions to Seller of the Retained Assets, the Company has not purchased, sold, leased, mortgaged, pledged or otherwise acquired or disposed of any material properties or assets;

         (c) the Company has not sustained or incurred any material loss or damage with respect to the Business (whether or not insured against) on account of fire, flood, accident or other calamity;

         (d) the Company has not increased the rate of compensation of any officer or other employee of the Business, except in the Ordinary Course of Business in accordance with the Contracts;

         (e) there has been no material adverse change in or with respect to the financial condition, operations, business, rights, properties, assets or liabilities of the Business or the Company's relations with Authorities or its employees, creditors, suppliers, customers or others having business relationships with the Company;

         (f) the Company has not canceled any material debts or claims owed to it and has paid and satisfied its accounts payable in the Ordinary Course of Business;

         (g) the Company has not changed any accounting methods or practices (including any change in depreciation or amortization policies or rates); and

         (h) the Company has not agreed to take any of the actions described in paragraphs (b), (d), (f) or (g) above.

         Section 3.27 Brokers Fees.

         Neither the Company nor Seller has dealt with any broker, finder or consultant in connection with the transactions contemplated by this Agreement, and no Person acting on behalf of or at the direction of the Company or Seller is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser.

         Section 3.28 Banking Arrangements.

         Except as set forth in Schedule 3.28, the Company has no banking, borrowing or depository relationship, or accounts or deposits of funds, and all persons authorized as signatories on each such account are listed in Schedule 3.28.

         Section 3.29 Powers of Attorney.

         To the Seller's Knowledge, no Person holds any power of attorney from the Company other than in the Ordinary Course of Business or those being released in connection with the Closing or in favor of Seller or its Affiliates which Seller hereby releases, other than with respect to pre-closing Taxes or claims.

         Section 3.30 NO ADDITIONAL REPRESENTATIONS. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN ARTICLE III OF THIS AGREEMENT, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE SUBJECT ASSETS OR THE BUSINESS, AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE SUBJECT ASSETS, OR ANY PART THEREOF, OR AS TO THE WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Seller to enter into and perform its obligations under this Agreement, and in consideration of the covenants of Seller contained herein, Purchaser represents and warrants to Seller as follows:

         Section 4.1 Corporate Status.

         Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         Section 4.2 Due Authorization.

         The execution and delivery by Purchaser of this Agreement, and the performance by Purchaser of its obligations hereunder, have been duly and validly authorized and approved by all necessary corporate action on the part of Purchaser.

         Section 4.3 Authority of Purchaser.

         Purchaser has the corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Neither the execution or delivery of this Agreement by Purchaser nor the performance by Purchaser of its obligations under this Agreement will conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any contract, lease, indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Purchaser is a party or is bound, its certificate of incorporation, by-laws or any applicable Law or Order to which Purchaser is a party or by which Purchaser is bound.

         Section 4.4 Enforceability.

         This Agreement has been duly executed and delivered by Purchaser and is binding upon, and enforceable against, Purchaser in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws affecting creditors' rights generally and by principles of equity (whether in a proceeding at law or in equity).

         Section 4.5 Consents.

         Except as contemplated by this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Authority or any other Person is required to be obtained or made by Purchaser in connection with its execution and delivery of this Agreement or the performance by it of its obligations hereunder.

         Section 4.6 Broker's Fees.

         Purchaser has not dealt with any broker, finder or consultant in connection with any of the transactions contemplated by this Agreement, and no Person acting on its behalf or at its direction is entitled to any commission or finder's fee in connection with the sale of the Shares to Purchaser.

         Section 4.7 Phase I Environmental Report.

         Purchaser has received a Phase I environmental report for the Real Property.

                                   ARTICLE V
                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         Section 5.1 Obligations to be Satisfied on or prior to Closing Date.

         The obligation of Purchaser to purchase the Shares under this Agreement is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:

         (a) Accuracy of Representations and Warranties. Except as otherwise permitted by this Agreement, each of the representations and warranties made by Seller in this Agreement shall be true and complete in all materials respects on the Closing Date as though made on such date.

         (b) Compliance with Agreement. Seller shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

         (c) Consents. All necessary authorizations, agreements and consents of any Persons or Authorities to the consummation of the transactions contemplated by this Agreement, or otherwise pertaining to the matters covered by it, including all consents, approvals, orders, authorizations, registrations, declarations and filings described on Schedule 3.20 shall have been obtained or made by Seller and delivered to Purchaser and shall be in full force and effect as of the Closing Date, and no such authorizations, agreements and consents shall impose any burdensome or, in Purchaser's reasonable determination, unsatisfactory conditions or requirements on Purchaser or the Company.

         (d) No Adverse Proceedings. No investigation, action, suit or proceeding shall have been threatened or instituted against Seller, the Company or Purchaser, which, in any case, in the reasonable judgment of Purchaser, challenges, or could reasonably be expected to result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or could reasonably be expected to give rise to a claim for, damages in a material amount against Purchaser or the Company as a result of the consummation of such transactions.

         (e) No Material Adverse Change. There shall have occurred no material adverse change in or with respect to the financial condition, business, rights, properties, assets or supplier, customer or employee relationships of the Business or the Company since April 30, 2000 and the Company's assets will be in good working condition and repair, in all material respects, ordinary wear and tear excepted.

         (f) Closing Documents. Seller shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by Seller on the Closing Date pursuant to Section 7.3, and the form and substance of all such reports, agreements, certificates, instruments, opinions and other documents shall be reasonably satisfactory to Purchaser.

         (g) UCC, Tax Lien and Judgment Search Results. Purchaser shall have received, at Seller's sole cost and expense, a report, in form and substance reasonably satisfactory to Purchaser, as to the results of an examination of financing statements filed under the Uniform Commercial Code, and tax lien and judgment records, in each office in each such jurisdiction as Purchaser shall reasonably request within two (2) days of the date hereof and such report shall indicate no security interests, tax liens, judgments or other Liens not previously disclosed in writing to Purchaser, except for such Liens to be released in connection with the transactions contemplated herein and other Permitted Liens.

         (h) Regulatory Approvals. All approvals, permits or qualifications from all appropriate Authorities required for the consummation of the transactions contemplated hereby shall have been obtained.

         (i) Title Insurance; Survey. Purchaser shall have obtained a commitment by a title insurance company to issue the Title Policy, dated the Closing Date, and the Survey, each in form and substance reasonably satisfactory to Purchaser.

         (j) Assumption of Retained Liabilities. Seller shall have executed and delivered to Purchaser an assumption agreement, in form and substance reasonably satisfactory to Purchaser (the "Assumption Agreement"), pursuant to which Seller shall have assumed the Retained Liabilities.

         Section 5.2 Procedure for Failure to Satisfy Conditions.

         In the event that, in Purchaser's reasonable judgment, any of the conditions precedent set forth in Section 5.1 have not been satisfied, Purchaser shall notify Seller in writing indicating Purchaser's election to waive such condition precedent.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         Section 6.1 Obligations to be Satisfied on or prior to Closing Date.

         The obligation of Seller to sell the Shares under this Agreement is subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of the following conditions:

         (a) Accuracy of Representations and Warranties. Each of the representations and warranties made by Purchaser in this Agreement shall be true and complete in all material respects on the Closing Date as though made on such date.

         (b) Compliance with Agreement. Purchaser shall have performed or complied in all material respects with the covenants, agreements and obligations required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

         (c) No Adverse Proceedings. No Law shall have been enacted or promulgated, and no investigation, action, suit or proceeding shall have been threatened or instituted against Seller, the Company or Purchaser, which, in any case, in the reasonable judgment of Seller, challenges, or could reasonably be expected to result in a challenge to, the consummation of the transactions contemplated hereby, or which claims, or could reasonably be expected to give rise to a claim for, damages in a material amount against Seller as a result of the consummation of such transactions.

         (d) Closing Documents. Purchaser shall have delivered all reports, agreements, certificates, instruments, opinions and other documents required to be delivered by it on the Closing Date pursuant to Section 7.4, and the form and substance of all such certificates, instruments, opinions and other documents shall be reasonably satisfactory to Seller.

         (e) Regulatory Approvals. All approvals, permits or qualifications from all appropriate Authorities required for the consummation of the transactions contemplated hereby shall have been obtained.

         Section 6.2 Procedure for Failure to Satisfy Conditions.

         In the event that, in Seller's reasonable judgment, any of the conditions precedent set forth in Section 6.1 have not been satisfied, Seller shall notify Purchaser in writing indicating Seller's election to waive such conditions precedent.

                                   ARTICLE VI
                                     CLOSING

         Section 7.1 Time and Place.

         The Closing shall take place at 10:00 a.m. (local time) on the Closing Date at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois, or at such other time and place as Seller and Purchaser may mutually agree.

         Section 7.2 Closing Transactions.

         All documents and other instruments required to be delivered at the Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

         Section 7.3 Deliveries by Seller to Purchaser.

         At the Closing, Seller shall deliver or cause to be delivered to
Purchaser:

         (a) certificates representing all of the Shares, which certificates shall be either duly endorsed or accompanied by stock powers duly endorsed, together with evidence satisfactory to Purchaser that any Lien on such Shares has been released or terminated;

         (b) (i) the articles of incorporation of the Company certified by the Secretary of State of the State of Wisconsin as of a date not earlier than fifteen (15) days prior to the Closing Date and (ii) the by-laws of the Company and a list of all of the Company's officers and directors certified by the Secretary or an Assistant Secretary of the Company as of the Closing Date;

         (c) certificate of status for the Company from the State of Wisconsin and a certificate of good standing from each state where the Company's failure to be qualified to transact business as a foreign corporation would have a material adverse effect on the Company or its business or financial condition;

         (d) the legal opinion of Kirkland & Ellis, counsel for Seller and the Company, in form and substance reasonably satisfactory to Purchaser;

         (e) a certificate executed by Seller, dated as of the Closing Date, certifying that all representations and warranties of Seller herein contained are true and complete in all material respects as of the Closing Date as if made thereon and that Seller has performed or complied in all material respects with all of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

         (f) an executed original of each consent required to be obtained pursuant to Section 5.1(d);

         (g) all releases necessary to terminate and discharge any and all Liens on the Shares and the Company's assets (other than Permitted Liens);

         (h) withholding certificates, in the form of Exhibit 7.3(h), duly executed by Seller and the Company;

         (i) evidence of the resignations of all directors and officers of the Company;

         (j) evidence of the repayment in full or release of the aggregate amount of all loans due and owing between the Company and Seller or any of the Company's Affiliates, employees, officers or directors;

         (k) a GAP undertaking, ALTA statement and all other documents deemed reasonably necessary by the Title Company for purposes of delivering the Title Policy;

         (l) evidence satisfactory to Purchaser that all guarantees, indemnifications, contributions, tax sharing agreements, liens or similar obligations entered into by the Company for any obligation of Seller or any of its Affiliates (including with respect to any equity or debt financing of Seller or its Affiliates) have been cancelled or terminated; and

         (m) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Seller to Purchaser; or (ii) reasonably necessary, in the opinion of Purchaser, to evidence the performance by Seller of its obligations under this Agreement.

         Section 7.4 Deliveries by Purchaser to Seller.

         At the Closing, Purchaser shall deliver or cause to be delivered to
Seller:

         (a) the Purchase Price in accordance with Section 2.2(b);

         (b) a certificate of the Secretary or an Assistant Secretary of Purchaser, dated as of the Closing Date, certifying to (i) the certificate of incorporation and by-laws of Purchaser; (ii) resolutions of the Board of Directors of Purchaser approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby; and
(iii) incumbency and signatures of the officers of Purchaser executing this Agreement and any other certificate or document delivered by Purchaser in connection herewith;

         (c) a certificate executed by the President or any Vice President of Purchaser, dated as of the Closing Date, certifying that all representations and warranties of Purchaser herein contained are true and complete in all material respects as of the Closing Date as if made thereon and that Purchaser has performed or complied in all material respects with all of the covenants, agreements and obligations required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

         (d) the certificate of incorporation of Purchaser certified by the Secretary of State of the state of its incorporation as of a date not earlier than five (5) days prior to the Closing Date;

         (e) such other instruments and documents as are: (i) required by any other provisions of this Agreement to be delivered on the Closing Date by Purchaser to Seller; or (ii) reasonably necessary, in the opinion of Seller, to evidence the performance by Purchaser of its obligations under this Agreement; and

         (f) the legal opinion of Winston & Strawn, counsel to Purchaser, in form and substance reasonably satisfactory to Seller.

                                  ARTICLE VIII
                                OTHER AGREEMENTS

         Section 8.1 Further Assurance.

         At any time and from time to time from and after the Closing, Seller and Purchaser will, at the request and expense of the other party hereto, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments and other documents and perform or cause to be performed such acts and provide such information, as may reasonably be required to evidence or effectuate the sale, conveyance, transfer, assignment and delivery to Purchaser of the Shares or for the performance by Seller or Purchaser of any of their other respective obligations under this Agreement.

         Section 8.2 Confidentiality.

         (a) The parties hereto agree with respect to the terms and conditions of this Agreement, including the Purchase Price, and all information that is furnished or disclosed to it by the other party (collectively, "Confidential Information"), that (i) such Confidential Information is confidential and/or proprietary to the furnishing/disclosing party and entitled to and shall receive treatment as such by the receiving party; (ii) the receiving party will hold in confidence and not disclose nor use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information, treating such Confidential Information with the same degree of care and confidentiality as it accords its own confidential and proprietary information; provided, however, that the receiving party shall not have any restrictive obligation with respect to any Confidential Information which (A) is contained in a printed publication available to the general public, (B) is or becomes publicly known through no wrongful act or omission of the receiving party, (C) is known by the receiving party without any proprietary restrictions by the furnishing/disclosing party at the time of receipt of such Confidential Information, (D) is subject to disclosure pursuant to any Order or regulation of any Authority or (E) is required to be disclosed to financing sources of either Purchaser or Seller; and
(iii) all such Confidential Information furnished to either party by the other, unless otherwise specified in writing, shall remain the property of the furnishing/disclosing party, and in the event this Agreement is terminated, shall be returned to it, together with any and all copies made thereof, upon request for such return by it (except for documents submitted to an Authority with the consent of the furnishing/disclosing party or upon subpoena and which cannot be retrieved with reasonable effort).

         (b) Each party hereto acknowledges that the remedy at law for any breach by either party of its obligations under Section 8.2(a) is inadequate and that the other party shall be entitled to equitable remedies, including an injunction, in the event of breach by any other party.

         Section 8.3 Employment Matters.

         (a) Upon the Closing, Purchaser intends to cause the Company to retain all of the Company's full-time active employees, other than William J. Martin. Except to the extent reflected in the Interim Balance Sheet, incurred in the Ordinary Course of Business after the Interim Balance Sheet Date or disclosed on
Schedule 8.3(a), Seller shall assume the payment of all compensation and other benefits payable to, or accrued in respect of, all such employees for all times prior to the Closing Date. Seller shall assume all Liabilities with respect to all of the Company's employees and former employees (including any and all beneficiaries thereof), if any, who are not retained as employees of the Company at the Closing.

         (b) Seller shall assume any and all severance claims or any other claims or causes of action to the extent relating to or arising out of employment with the Company prior to the Closing or that are asserted by any employee or former employee of the Company who is not retained by the Company at the Closing, if any.

         Section 8.4 Employee Benefits.

         (a) Except to the extent reflected in the Interim Balance Sheet, incurred in the Ordinary Course of Business after the Interim Balance Sheet Date or covered by the Company's insurance policies:

                  (i) Seller shall assume all Liabilities arising from workers' compensation claims, both medical and disability, or other government-mandated programs which are based on injuries occurring prior to the Closing Date regardless of when such claims are filed. The Company shall be solely responsible for such claims based on injuries occurring after Closing.

                  (ii) Seller shall assume all claims for medical, dental, life insurance, health, accident, disability or other benefits brought by or in respect of employees under any of the Company's welfare benefit plans where the claims were incurred prior to the Closing regardless of when such claims are filed.

                  (iii) Seller shall assume all Liabilities in connection with claims for benefits brought by or in respect of all employees and former employees of the Company not retained by the Company under any of the Company's welfare benefit plans with respect to medical, dental, life insurance, health, accident or disability or other benefits, including continuation coverage pursuant to Section 4980B of the Code and Part 6 of Subpart B of Title I of ERISA.

         (b) Effective as of the Closing Date, Seller shall take any actions as may be necessary to cause employees of the Company to become fully vested in their account balances determined as of the Closing Date under any qualified defined contribution plan maintained by Seller. From and after the Closing Date, Purchaser shall take any and all actions as may be necessary to permit and cause employees of the Company to participate in any employee benefit plans, programs, policies or arrangements maintained by Purchaser for similarly situated employees of Purchaser (the "Purchaser Employee Benefit Plans"). Purchaser shall cause each Purchaser Employee Benefit Plan which is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) to credit the service of employees of the Company earned with the Company prior to the Closing Date as employment with Purchaser for purposes of eligibility and vesting, and Purchaser shall cause each Purchaser Employee Benefit Plan which is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) to waive all limitations as to preexisting conditions and all waiting or elimination periods and service requirements otherwise applicable to employees of the Company, except to the extent preexisting conditions, limitations, waiting or elimination periods or service requirements were in effect immediately prior to the Closing Date with respect to such employees under any Plan. Any Purchaser Employee Benefit Plan which provides for vacation, sick leave or severance benefits and any seniority policies applied to employees of the Company shall recognize the service of employees of the Company earned with the Company prior to the Closing Date as employment with Purchaser for purposes of determining eligibility for and entitlement to benefits or seniority privileges, and Purchaser shall assume Seller's liabilities for accrued vacation or holiday benefits relating to the employees of the Company determined as of the Closing Date.

         Section 8.5 Indemnification for Employment Matters.

         Seller and Purchaser each agree to indemnify, defend and hold the other harmless from and against any and all Adverse Consequences for which it is responsible under Sections 8.3 and 8.4, without regard to the limitations set forth in Section 9.4.

         Section 8.6 Section 338 Elections.

         (a) Purchaser and Seller agree to join, in an appropriate and timely manner, in making an election under Section 338(h)(10) of the Code (and, to the extent necessary to allow for an election under Section 338(h)(10) of the Code and, only if such an election is made, an election under Section 338(g) of the
Code) and any corresponding election permitted under any local, state or foreign jurisdiction (collectively, the "Section 338(h)(10) Election") with respect to Purchaser's acquisition of the Shares. Purchaser and Seller agree that no other election under Section 338 with respect to the acquisition of the Shares shall be made.

         (b) Seller agrees to cooperate with Purchaser to take all actions necessary and appropriate to effect and preserve a timely Section 338(h)(10) Election with respect to Purchaser's acquisition of the Shares, including, but not limited to, participating in the timely filing of IRS Form 8023 and any related or comparable forms for state, local, or foreign law purposes. Purchaser shall prepare, at its expense, all necessary forms to make a Section 338(h)(10) Election and for preparing a schedule allocating the Aggregate Deemed Sales Price (as defined in Temporary Treasury Regulation Section 1.338-4) and the Adjusted Grossed-Up Basis (as defined in Temporary Treasury Regulation Section 1.338-5) among the assets of the Company in accordance with the provisions of Temporary Treasury Regulation Section 1.338-6. If any increase or decrease in the Modified Aggregate Deemed Sales Price or the Adjusted

Grossed-Up Basis occurs as a result in an adjustment to the Purchase Price, Purchaser shall be responsible for recomputing the Aggregate Deemed Sales Price and the Adjusted Grossed-Up Basis and preparing a revised schedule allocating such revised amounts among the assets of the Company in accordance with the provisions of Temporary Treasury Regulation Section 1.338-7.

         (c) Purchaser, Seller and the Company shall prepare all tax returns consistent with, and take no position that is inconsistent with, such election and the allocation of the Aggregate Deemed Sales Price and the Adjusted Grossed-Up Basis among the assets of the Company as set forth in the schedules prepared by Purchaser and approved by Seller (such approval not to be unreasonably withheld).

         Section 8.7 Tax Matters.

         (a) Seller shall be liable and indemnify Purchaser and the Company for all Taxes (including Taxes that are due as a result of transferee liability, contract, or joint and several liability) imposed on or incurred by the Company, including any Taxes that result from a Section 338(h)(10) Election (except to the extent such Taxes are adequately provided for as current payroll, sales or similar Taxes on the Final Balance Sheet) (i) for any taxable period ending on or before the Closing Date and (ii) with respect to any taxable period not ending on or before the Closing Date, for the portion of any Taxes attributable to the period ending on the Closing Date.

         (b) For purposes of applying Section 8.7(a) to any period that includes but does not end on the Closing Date, (i) liability for any Taxes determined by reference to income, capital gains, gross income, gross receipts, sales, net profits, windfall profits or similar items or resulting from a transfer of assets shall be allocated between Seller and the Company based on the date on which such items accrued; and (ii) liability for all other Taxes shall be allocated between Seller and the Company, pro rata based on the number of days in the taxable period for which each party is liable for Taxes hereunder.

         (c) Seller and Purchaser shall provide each other with such assistance as may reasonably be requested by the other in connection with the preparation of any return or report of Taxes, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Seller and Purchaser shall retain for the full period of any statute of limitations and provide the other with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

         (d) Seller shall be responsible for filing or causing the Company to file all Tax returns and reports of the Company due on or prior to the Closing Date, which such returns and reports shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns or reports and consistent with prior practice with respect to the treatment of specific items on the returns or reports and for all Tax returns or reports of any consolidated, combined or unitary group that includes Seller and the Company whether due prior to, on, or after the Closing Date. Purchaser shall cause the Company to prepare and file all other Tax returns and reports of the Company due after the Closing Date, which returns and reports, to the extent they relate to taxable periods beginning prior to, but including the Closing Date, and for the purpose of determining Seller's liability for Taxes, shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such returns and in a manner consistent with prior practice with respect to the treatment of specific items on the returns and reports, unless such treatment does not have sufficient legal support to avoid the imposition of penalties. In the event Seller is liable under Section 8.7(a) for Taxes due in connection with any returns filed pursuant to this Section, Seller shall pay the amount of such liability to the Company immediately upon request or at least three (3) business days prior to the filing of such returns, whichever is later.

         (e) If in connection with any examination, investigation, audit or other proceeding in respect of any Tax return covering the operations of the Company on or before the Closing Date, any Authority issues to the Company a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning the taxable period covered by such return, Purchaser or the Company shall notify Seller of its receipt of such communication from the Authority within thirty (30) calendar days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of Purchaser or the Company in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of Seller pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected Seller ability to defend against any liability or claim for Taxes that Seller is obligated to pay hereunder. Except as provided below, Seller shall, at its expense, have the sole right to control the contest of any such assessment, proposal, claim, reassessment, demand or other proceedings in connection with any Tax return covering taxable periods of the Company ending on or before the Closing Date, provided that Seller shall consult with Purchaser regarding the status of such examination, investigation, audit or other proceeding. Purchaser and the Company will not be obligated to settle or resolve any issue related to Taxes for such a period, which, if so settled or resolved, could have an effect on the Company or Purchaser for periods after the Closing Date, unless Seller agrees in writing with Purchaser and the Company, in terms reasonably satisfactory to Purchaser and the Company, to indemnify Purchaser, any affiliate of the Purchaser, and the Company from any cost, damage, loss or expense relating to such settlement or resolution, as if such settlement or resolution had been a judicial resolution of such controversy. Notwithstanding anything in this Agreement to the contrary, if any examination, investigation, audit or other proceeding relates (i) to a Tax return for a period that begins before and ends after the Closing Date, Purchaser and the Company shall have the sole right to control and resolve such examination, investigation, audit or other proceeding, provided that Purchaser shall consult with Seller regarding the status of such examination, investigation, audit or proceeding; and (ii) to a Tax return or report for a consolidated, unitary, or combined group that includes Seller, Seller shall, subject to the preceding sentence, solely participate in, control, and resolve such examination, investigation, audit, or proceeding.

         (f) If there is an adjustment to any return or report of Taxes for the Company which creates a deficiency in any Taxes for which Seller is liable under the provisions of Section 8.7(a), Seller shall pay to Purchaser the amount of such deficiency in Taxes. No liability of Seller under this Section 8.7(f) shall be payable until the occurrence of any action by any Tax Authority that is final or, if not final, is acquiesced in by Seller during the course of any audit or any proceeding relating to Taxes. All payments required to be made by Seller pursuant to this Section 8.7(f) shall be made within 20 days of this occurrence of the event described in the immediately preceding sentence.

         (g) Seller shall pay the cost of any transfer, stamp, sales, purchase, use, value added, excise or similar tax and recording and filing fees imposed under the laws of the United States, or any state or political subdivision thereof, which arises out of the closing of the transactions contemplated hereby. If the Company is required to carryback a deduction, loss, credit, or similar item to a taxable year or period that ends on or prior to the Closing Date, Seller shall pay Purchaser the amount of Tax benefit Seller or any affiliate realizes as a result of such item.

         (h) The provisions of this Section 8.7 shall not be governed by the limitations contained in Article IX and to the extent of any inconsistency between this Section 8.7 and Article IX, the provisions of this Section 8.7 shall control.

         Section 8.8 Non-Compete. (a) Seller hereby covenants and agrees that for a period of two (2) years from and after the Closing Date (the "Non-Compete Period"), it will not, directly or indirectly: (i) own any interest in any Person which, in competition with the Company and its post-Closing Affiliates (the "Affiliated Companies"), sells, markets, distributes or deals in the Business during the Non-Compete Period (all such Persons being referred to herein as "Competitors"), anywhere in the Geographic Areas (as defined herein) in which the Affiliated Companies are engaged in the Business at any time during the Non-Compete Period; (ii) operate, join, control or otherwise participate in any Competitor; (iii) lend credit or money for the purpose of assisting another to establish or operate any Competitor; (iv) request or advise any "prospective customer" or any customer, supplier or vendor of the Affiliated Companies to withdraw, curtail or cancel its business with the Affiliated Companies; (v) induce (or attempt to induce) any Person known by Seller to be engaged (as an employee, agent, independent contractor or otherwise) by the Affiliated Companies to terminate his, her or its employment or engagement for the purpose of obtaining employment with a Competitor or Seller; provided, however, the placing of an advertisement of a position of employment by Seller to members of the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Section 8.8, provided that Seller does not, nor does any of its employees, officers, directors or representatives, encourage or advise such agency to approach any employee of the Affiliated Companies. Notwithstanding the foregoing, Seller may own and hold as an investment up to five percent (5%) of any corporation that is listed on a national stock exchange and that is engaged in a business that is competitive with the Company, but Seller may not otherwise participate in (whether in management or otherwise) such corporation. A "prospective customer" shall mean a Person with which Seller knows, or reasonably should know, that any of the Affiliated Companies has had actual contact or has begun formulating a target strategy for contact at any time during such Non-Compete Period. "Geographic Area" shall mean the United States of America and India.

         (b) Seller acknowledges and agrees that the restrictions set forth in this Section 8.8 are reasonable in geographic and temporal scope and essential to the preservation of the

Company's business and proprietary properties and that enforcement of these restrictions will not cause Seller any hardship.

         (c) If, at the time of enforcement of this Section 8.8, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law, but in any event not greater than the stated period, scope or area.

         (d) In the event of the breach or a threatened breach by Seller of any of the provisions of this Section 8.8, the Company, in addition and supplementary to other rights and remedies existing in its favor, shall be entitled to seek specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security). In addition, in the event of a breach or violation by Seller of this Section 8.8, the Non-Compete Period shall be tolled until such breach or violation has been duly cured.

                                   ARTICLE IX
                                 INDEMNIFICATION

         Section 9.1 Indemnification by Seller.

         Subject to the limitations set forth in Section 9.4, Seller agrees to indemnify, defend and hold harmless Purchaser, the Company and all of their respective officers, directors, shareholders, Affiliates, employees and agents (the "Purchaser Indemnified Persons") after the Closing from and against any Adverse Consequence arising out of or resulting from:

         (a) any facts or circumstances which constitute a misrepresentation or breach by the Company of any representation or warranty of Seller contained in this Agreement (provided that the relevant Purchaser Indemnified Person has given Seller notice of the amount of such Adverse Consequences claimed hereunder prior to expiration of the applicable survival period specified in Section 9.4) (each a "Purchaser Warranty Claim") or the failure by Seller to perform any of its covenants or obligations hereunder;

         (b) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Seller or the Company in connection with the sale of the Shares or the consummation of the transactions contemplated by this Agreement;

         (c) any litigation, proceeding or action to which the Company is a party to the extent attributable to events or circumstances occurring or existing prior to the Closing (including all litigation, proceedings and actions referenced in the Schedules);

         (d) any matter disclosed in Schedule 3.13-A;

         (e) any Plan; and

         (f) any Retained Liabilities.

         Section 9.2 Indemnification by Purchaser.

         Subject to the limitations set forth in Section 9.4, Purchaser agrees to indemnify, defend and hold harmless Seller after the Closing from and against any Adverse Consequences arising out of or resulting from:

         (a) any facts or circumstances which constitute a misrepresentation or breach by the Company of any representation or warranty of Purchaser contained in this Agreement (provided that Seller has given Purchaser notice of the amount of such Adverse Consequences claimed prior to expiration of the applicable survival period specified in Section 9.4) (each a "Seller Warranty Claim") or the failure by Purchaser to perform any of its covenants or obligations hereunder; or

         (b) any brokers' commissions, finders' fees or other like payments incurred or alleged to have been incurred by Purchaser in connection with its purchase of the Shares or the consummation of the transactions contemplated by this Agreement;

         Section 9.3 Procedure for Indemnification.

         (a) If any Person shall claim indemnification (the "Indemnified Party") hereunder for any claim other than a third party claim, the Indemnified Party shall promptly give written notice to the other party from whom indemnification is sought (the "Indemnifying Party") of the basis for such claim or demand and setting forth the nature and amount of the claim in detail. If an Indemnified Party shall claim indemnification hereunder arising from any claim or demand of a third party, the Indemnified Party shall promptly give written notice (a "Third-Party Notice") to the Indemnifying Party of the basis for such claim or demand, setting forth the nature of the claim or demand in detail. In any case, the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 9.1 or 9.2, as applicable, except to the extent that such failure actually harms the Indemnifying Party. The Indemnifying Party shall defend and, if appropriate, settle at its own cost and through counsel of the Indemnifying Party's choosing, any claim or demand set forth in a Third-Party Notice giving rise to such claim for indemnification for which the Indemnifying Party is obligated to indemnify pursuant to this Article IX. In the event the Indemnifying Party undertakes to compromise or defend any such claim or demand, it shall promptly (and in any event, no later than fifteen (15) days after receipt of the Third-Party Notice) notify the Indemnified Party in writing of its intention to do so and shall give the Indemnified Party such security in that regard as the Indemnified Party reasonably may request. The Indemnified Party shall fully cooperate with the Indemnifying Party and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the Indemnifying Party, the Indemnified Party shall not be liable for any legal or other expenses subsequently incurred by the Indemnifying Party in connection with such defense, but the Indemnified Party may participate in such defense at its own expense. No settlement of a third party claim or demand defended by the Indemnifying Party shall be made without the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Indemnifying Party shall not, except with written consent of the Indemnified Party, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of an unconditional release from all liability in respect of such third party claim or demand.

         (b) Special Procedures for Indemnification Matters Arising Under Environmental Laws. In addition to the indemnification procedures set forth above, any claim for indemnification under Section 9.1 with respect to a breach of the representation and warranty set forth in Section 3.13 or for indemnification under Section 9.1 with respect to Retained Liabilities arising under Environmental Laws shall also be governed by the procedures set forth in this Section 9.3(b).

          Upon receipt of any such claim, Seller shall have the right, at its option, to undertake control over such matter (including retention of consultants, selection of remedial measures and negotiations and agreements with interested government agencies and third parties). However, any such retention, selection, negotiations, agreements or other major decisions related to such matter shall be subject to reasonable review and approval by Purchaser. In connection therewith, Purchaser agrees to provide Seller and its agents with reasonable access to the subject facility (and to relevant documents and personnel) for purposes of conducting any investigatory or remedial action required hereunder. The parties shall keep one another apprised of major developments relating to such matter and shall, subject to applicable legal privileges, make all final reports, filings, and other documents relating to such matter available for inspection by one another upon request. Any costs incurred by Purchaser relating to oversight of activities undertaken hereunder by Seller shall not be subject to indemnification hereunder. Seller shall have no obligation to undertake any environmental investigation or cleanup, or provide indemnification with respect to any matter governed hereunder to the extent that such investigation or cleanup is not required by Closing Date Environmental Standards and is required solely by virtue of Environmental Laws which are more stringent than the Closing Date Environmental Standards. For the purpose of this provision, the term "Closing Date Environmental Standards" shall mean those Environmental Laws in effect as of the Closing Date. Additionally, Seller shall have no obligation to undertake any environmental investigation or cleanup, or provide indemnification with respect to any matter governed hereunder, in respect of any matter that is identified through environmental sampling and analysis conducted, or reports to governmental authorities occurring, after the Closing Date, unless such sampling and analysis, or such reporting, is required by Closing Date Environmental Standards or related to the prudent management of the subject facility. Purchaser agrees, upon request by Seller, in connection with any investigation or remediation conducted hereunder, to accept imposition of a deed restriction on the subject facility, provided that such deed restriction is reasonable in scope and nature and does not materially impair the activities conducted (or planned to be conducted) by Purchaser (or any of its agents, assigns or transferees) at the subject facility, provided that any such activities conducted or planned to be conducted at the subject facility are of a type generally consistent with industrial use of the subject facility. Any obligation of Seller to conduct any investigation or cleanup, or provide indemnification with respect to any matters governed hereunder, shall not be deemed satisfied unless and until all matters subject to indemnification have been brought into full compliance with all applicable Closing Date Environmental Standards or is otherwise acceptable to applicable Authorities. The parties agree to reasonably cooperate with one another in connection with any matter governed hereunder and to generally conduct themselves in a cost effective manner with respect thereto.

          Notwithstanding anything in this Section 9.3(b) to the contrary, Purchaser may take such action as is reasonably necessary under the circumstances to respond to an actual or threatened emergency arising from a matter that is the subject, or is reasonably anticipated to be the subject, of an indemnification claim arising under Environmental Laws, and such action shall continue to be subject to indemnification by Seller.

         Section 9.4 Limitations on Indemnity.

         (a) The indemnities contained in this Article IX with respect to Purchaser Warranty Claims and Seller Warranty Claims shall expire eighteen (18) months following the Closing Date, except with respect to claims (i) under
Section 3.16 as to which the indemnification obligation shall survive until thirty (30) days after the expiration of any applicable statute of limitations;
(ii) under Section 3.13 as to which the indemnification obligation shall survive until the fourth anniversary of the Closing Date; and (iii) under Sections 3.1, 3.11, 3.12, 4.1, 4.2, 4.3, and 4.4 as to which there shall be no expiration date; provided, that if at the stated expiration of any indemnification obligation there shall then be pending any indemnification claim by a Person, such Person shall continue to have the right to such indemnification with respect to such claim notwithstanding such expiration.

         (b) Seller's maximum aggregate liability to the Purchaser Indemnified Persons for indemnification of Purchaser Warranty Claims pursuant to Section 9.1(a), determined without regard to any indemnity obligation arising under
Section 3.16, shall not exceed the Purchase Price.

         (c) Except with respect to indemnification claims arising out of a breach of representation, warranty, covenant or obligation contained in Section 3.16, Purchaser Indemnified Person shall not be entitled to indemnification for a Purchaser Warranty Claim pursuant to Section 9.1(a) unless and until the aggregate Adverse Consequences suffered by all Purchaser Indemnified Persons, collectively exceed $100,000, whereupon the Purchaser Indemnified Persons shall be entitled to indemnification hereunder from Seller for all Adverse Consequences suffered by Purchaser Indemnified Persons in excess of such threshold amount; provided, however, that no Purchaser Indemnified Persons shall be entitled to make any claim against Seller in respect of any Individual Matter (as defined below) unless such claim is for Adverse Consequences in an amount of at least $4,000 and no such claim in an amount less than $4,000 shall be considered for purposes of determining whether the threshold referred to in this sentence has been exceeded. "Individual Matter" means any Purchaser Warranty Claim or series of Purchaser Warranty Claims relating to the same underlying event or circumstance.

         (d) The dollar amount of indemnification due any party with respect to any claim shall be reduced to the extent that such claim has been reimbursed by the Indemnified Party's actual receipt of after Tax insurance proceeds net of any increase in premium directly attributable to such claim.

         (e) The amounts for which the Indemnifying Party shall be liable to an Indemnified Party shall be net of any Tax deduction, credit, refund, or other benefit actually realized by the Indemnified Party as a result of the facts and circumstances giving rise to the Indemnifying Party's liability; provided, that to the extent that any tax deduction, credit, refund, or other benefit is actually realized in a year other than the year in which the indemnity claim is to be paid, the Indemnified Party shall pay the Indemnifying Party the amount of such Tax benefits in the year in which they are actually realized.

         (f) The indemnification provided in Article IX with respect to Purchaser Warranty Claims and Seller Warranty Claims shall be the sole and exclusive remedy other than for common law fraud claims.

         Section 9.5 Payment.

         Except for third-party claims being defended in good faith by the Indemnifying Party in accordance with Section 9.3, the Indemnifying Party shall satisfy its obligations hereunder within fifteen (15) days after receipt of notice of a claim. Any amount not paid to the Indemnified Party by such date shall bear interest per annum at a rate equal to the prime rate as reported in the Wall Street Journal from the date due until the date paid.

         Section 9.6 Adjustments to Purchase Price. All payments under this
Article IX or Section 8.7 shall be treated as adjustments to the Purchase Price; provided, such adjustments under Article IX or Section 8.7 shall not be subject to Section 2.2(c)(viii).

                                   ARTICLE X
                            MISCELLANEOUS PROVISIONS

         Section 10.1 Public Announcements.

         (a) Purchaser and Seller hereby agree that upon the request of Seller or Purchaser, as applicable, each shall cooperate and coordinate in the preparation and issuance of a press release (or other similar announcement) in form and substance reasonably satisfactory to each of the parties hereto and shall be free to respond to inquiries from third parties by disseminating information consistent with any such press release. Purchaser and Seller agree to not otherwise disclose, or permit any of their respective directors, officers, employees, agents, advisors or lenders to disclose, the existence or contents of this Agreement or the transactions contemplated hereby to any third party without the prior written consent of the other party hereto.

         (b) Notwithstanding the foregoing, nothing herein contained shall restrict Purchaser or Seller from disclosing any information (i) to its legal counsel, accountants, financial advisors, lenders, environmental consultants, directors, employees, and others employed or engaged by either Purchaser or Seller, (ii) to any party from whom consent is required in connection with the consummation of the transactions contemplated hereby and (iii) otherwise required to be so disclosed under contracts existing as of the date hereof or applicable law or pursuant to judicial process.

         Section 10.2 Post-Closing Deliveries.

         After the Closing, any monies, checks, instruments, invoices, bills, receipts, notices, mail and other communications received by one party but directed toward or due to another shall be promptly delivered to the other party. Seller shall cooperate in good faith and at Purchaser's expense with Purchaser after the Closing to ensure the orderly transition of the operation of the Business from Seller to Purchaser and to minimize any disruption in the business of Purchaser that might result from the transactions contemplated hereby.

         Section 10.3 Notices.

         All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly received (a) if given by telecopier, when transmitted and the appropriate telephonic confirmation received if transmitted on a business day and during normal business hours of the recipient, and otherwise on the next business day following transmission, (b) if given by certified or registered mail, return receipt requested, postage prepaid, three business days after being deposited in the U.S. mails and (c) if given by courier or other means, when received or personally delivered, and, in any such case, addressed as follows:

           (i)  if to Purchaser:

                Simpson Technologies Corporation
                751 Shoreline Drive
                Aurora, Illinois  60504
                Attention: Bruce W. Dienst
                           President
                Facsimile: (630) 978-0068

                with a copy (which shall not constitute notice to Purchaser) to:

                Winston & Strawn
                35 West Wacker Drive
                Chicago, Illinois  60601
                Attention: Patrick O. Doyle
                Facsimile: (312) 558-5700

           (ii) if to Seller:

                Neenah Foundry Company
                2121 Brooks Avenue
                Neenah, Wisconsin  54957
                Attention: William Barrett
                           President and Chief Executive Officer
                Facsimile: (920) 730-0400
                with a copy (which shall not constitute notice to Seller) to:

                Kirkland & Ellis
                Citicorp Center
                153 East 53rd Street
                New York, New York  10022-4675
                Attention: Geoffrey Levin
                Facsimile: (212) 446-4900


or to such other addresses as may be specified by any such Person to the other Person pursuant to notice given by such Person in accordance with the provisions of this Section 10.3.

         Section 10.4 Assignment.

         Neither party may assign or transfer any or all of its rights or obligations under this Agreement without the prior written approval of all the other party; provided, however, that Purchaser may assign or transfer all (but not less than all) of its rights and obligations under this Agreement (a) to any Person that is wholly-owned, directly or indirectly, by Purchaser or (b) after the Closing, to any Person to whom Purchaser sells the Company or the Business and substantially all of the Company's assets; and, provided further, that Purchaser may collaterally assign its rights hereunder to any Person or Persons providing financing to Purchaser in connection with the transactions contemplated hereby; and, provided, further, that Seller may collaterally assign its rights hereunder to any Person or Persons providing financing to Seller, or to any purchaser of substantially all of the assets of Seller.

         Section 10.5 Benefit of the Agreement.

         This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns. This Agreement shall not be construed so as to confer any right or benefit upon any Person, other than the parties hereto and their respective successors and permitted assigns.

         Section 10.6 Exhibits and Schedules.

         The Exhibits and Schedules hereto shall be construed with and as an integral part of this Agreement to the same effect as if the contents thereof had been set forth verbatim herein. No disclosure set forth in one Schedule shall be deemed to constitute a disclosure for the purposes of any other Schedule unless expressly so stated.

         Section 10.7 Headings.

         The headings used in this Agreement are for convenience of reference only and shall not be deemed to limit, characterize or in any way affect the interpretation of any provision of this Agreement.

         Section 10.8 Entire Agreement.

         This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound thereby and dated on or after the date hereof. The Letter of Intent, dated August 9, 2000 by and between Seller and Purchaser and the Confidentiality Agreement dated June 12, 2000 by and between Seller and Purchaser are each hereby terminated.

         Section 10.9 Modifications and Waivers.

         No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing, dated subsequent to the date hereof and signed by Purchaser and Seller. No waiver of any breach, term or condition of this Agreement by any party shall constitute a subsequent waiver of the same or any other breach, term or condition.

         Section 10.10 Counterparts.

         This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.11 Severability.

         In case any one or more of the provisions contained herein for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

         Section 10.12 GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF ILLINOIS.

         Section 10.13 Expenses.

         Except as otherwise expressly provided herein, each party hereto shall pay all of its own fees, costs and expenses incurred or to be incurred in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement; provided, that Seller shall be responsible for all fees, costs and expenses incurred by the Company on or prior to the Closing in connection with the transactions contemplated hereby, and Seller shall pay all fees, costs and expenses associated with any UCC, tax lien and judgment searches, the Title Policy and the Survey. Purchaser will pay all fees, costs and expenses associated with the Phase I environmental report and its appraisal of the Company's assets and any of the Purchaser's financing costs. Any brokerage, finder or similar fees or commissions payable by reason of the acquisition shall be the liability of the party that engaged such finder.

         Section 10.14 Arbitration.

         In the event that Purchaser and Seller fail to agree on any dispute arising out of or related to this Agreement or any other agreement or instrument delivered in connection with the transactions contemplated hereby (including any claims for indemnification hereunder), after using their best efforts to negotiate and resolve their differences in good faith, such dispute shall be resolved by arbitration in Chicago, Illinois. Any party electing to commence arbitration shall give written notice to the other parties of such election. The claim shall be settled by one arbitrator under the auspices of, and in accordance with, the then prevailing rules of the American Arbitration Association (the "AAA"). The parties shall agree upon such arbitrator within the 15-day interval following the service of written notice of election to arbitrate. If the parties do not agree upon an arbitrator within that period, any party may apply to the AAA for the appointment of an arbitrator. To the extent possible, the arbitrator shall be a Person experienced in resolving contract disputes. The determination of the arbitrator in all matters referred to such arbitrator hereunder shall be final and binding on the parties hereto. The award of such arbitrator may be confirmed or enforced in any court of competent jurisdiction. The arbitrator or the arbitrator's designee shall have full access to such records and physical facilities of the parties hereto as may be required by such arbitrator. The costs and expenses of the arbitrator, and the reasonable attorneys' fees and costs of the prevailing party incurred in such arbitration (and in related matters), shall be included in the arbitration award in favor of such prevailing party; provided, however, that if there shall be no prevailing party in such arbitration, then such costs and expenses shall be apportioned among the parties by such arbitrator in accordance with the arbitrator's determination of the merits of their respective positions.

                            [Signature page follows]

         IN WITNESS WHEREOF, the parties hereto have executed this Stock Purchase Agreement as of the date first written above.

PURCHASER:                            SIMPSON TECHNOLOGIES CORPORATION



                                      By:
                                          --------------------------------------

                                      Name:
                                            ------------------------------------

                                      Title:
                                             -----------------------------------


SELLER:                               NEENAH FOUNDRY COMPANY



                                      By:
                                          --------------------------------------

                                      Name:
                                            ------------------------------------

                                      Title:
                                             -----------------------------------

                                                                  EXHIBIT 7.3(h)

                    FORM OF WITHHOLDING CERTIFICATE - SELLER

         The undersigned hereby certifies the following on behalf of Neenah Foundry Company (the "Seller"):

                  1. The Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

                  2. The Seller's U.S. employer identification number is       ;
and

                  3. The Seller's office address is

                     --------------------------------------

                     --------------------------------------

         The Seller understands that this certification may be disclosed to the Internal Revenue Service.

         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief that it is true, correct and complete, and I further declare that I have authority to sign this
document on behalf of                             .


                                      NEENAH FOUNDRY COMPANY



                                      By:
                                          --------------------------------------

                                      Name:
                                            ------------------------------------

                                      Its:
                                           -------------------------------------

                                      Date:
                                            ------------------------------------

                    FORM OF WITHHOLDING CERTIFICATE - COMPANY


         The undersigned hereby certifies the following on behalf of Hartley Controls Corporation (the "Company"):

                  1. The Company is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

                  2. The Company's U.S. employer identification number is      ;
and

                  3. The Company's office address is

                     --------------------------------------

                     --------------------------------------

         The Company understands that this certification may be disclosed to the Internal Revenue Service.

         Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief that it is true, correct and complete, and I further declare that I have authority to sign this
document on behalf of                             .


                                      HARTLEY CONTROLS CORPORATION



                                      By:
                                          --------------------------------------

                                      Name:
                                            ------------------------------------

                                      Its:
                                           -------------------------------------

                                      Date:
                                            ------------------------------------